NEAH Power Systems and Black-I Robotics

Team Up to Power the Robotics Industry

Bothell, WA (October 6, 2015) – NEAH Power Systems, Inc. (OTCBB: NPWZ) (“NEAH Power”) and Black-I Robotics, Inc. (“Black-I”), a leader in robotic technology-based solutions, announce a Teaming Agreement by which the parties will work cooperatively on delivering NEAH Power’s patented power generation and energy storage technologies to the robotics market.

The cooperation of the teaming partners stems from their shared vision to develop power systems for robotic mobile platforms that can provide unprecedented increases in levels of performance and vastly improved deployment times, as well as deliver robotic solutions that better meet the needs of Black-I’s commercial, industrial and defense customers.

Under the agreement, Black-I and NEAH Power will collaborate on product development and system integration of NEAH Power’s patented formic acid reformer fuel cell (Formira HOD™), PowerChip® Fuel Cell and PowerChip® Battery with Black-I’s advanced remote robotic vehicles. In addition, Black-I will serve as an engineering and sales consultant, working with NEAH Power to develop power products that can be integrated and licensed for use by other manufacturers of professional robots used for defense, ground- based and underwater transport, healthcare, logistics, and construction, as well as for use by manufacturers of personal robots for entertainment and other household applications .

According to a newly completed market study by Grand View Research, the global service robotics market alone is expected to reach USD $ 16 billion by 2020.  Growing investments supporting the development of service robotics in countries such as Japan, Korea, China and the United States is expected to favorably impact market growth.  Increasing government spending initiatives in defense and military applications, coupled with high demand in these segments, is expected to further drive forecast growth.

 “NEAH Power is excited to work with Black-I Robotics, a company with proven technologies and robotic platforms that can deliver advanced robotic solutions for defense, industrial and commercial applications,” says NEAH Power CEO Chris D’Couto. “Together, we will work to expand the markets for our products by offering power solutions that can markedly increase the amount of reliable, efficient and safe power available to these systems, which in effect will drive growth for the benefit of shareholders .”

“We very much look forward to teaming with NEAH Power, a true innovator in portable power,” added Brian Hart, president and CEO of Black-I Robotics.  “This agreement allows us to explore ways to meet the critical demand for lighter, more compact and highly efficient power systems for the robotics market.  By consolidating our expertise, capabilities and resources, we expect to revolutionize the delivery of mobile power and truly untether robots, regardless of their power requirements, so they can better execute their mission.”

About NEAH Power Systems, Inc.

NEAH Power Systems is an innovator and supplier of cutting-edge power products for the military, transportation and portable electronics industries.  NEAH Power Systems’ long-lasting, efficient, and safe solutions, include its patented and patent pending PowerChip®, Formira® and BuzzBar Suite® of products.   Most recently, NEAH Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Winner of the “Best of What’s New” Award from Popular Science.  For more information visit:  www.neahpower.com.

About Black-I Robotics, Inc.

Black-I Robotics, located in Tyngsboro, Massachusetts, in a leading manufacturer of affordable and robust Unmanned Ground Vehicles (UGVs), as well as intelligent robotic arms and attachments for mobile robotic platforms used by robotics manufacturers worldwide.  Black-I has worked with all branches of the U.S. Department of Defense (DoD), in developing dual-use technologies for military, law enforcement and public safety applications.  Black-I Robotics’ flagship mid-size UGV, the LandShark, was developed in cooperation with the DoD’s Counter-Terrorism Technology Support Organization (CTTSO).  Black-I Robotics also works with an all-terrain industrial remote robot for reconnaissance operations in extremely hazardous and high risk environments. Black-I Robotics also works closely with DARPA on the High Assurance Cyber Military System program providing the ground robotics systems.  For more information visit:  http://www.blackirobotics.com.